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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
National Semiconductor Corporation:

         We consent to incorporation herein by reference of our report dated June 7, 2000 (except as to Note 15, which is as of July 11, 2000), relating to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries as of May 28, 2000 and May 30, 1999, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended May 28, 2000 and the related schedule, which report appears in the May 28, 2000 Annual Report on Form 10-K of National Semiconductor Corporation.

         //s// KPMG LLP
         Mountain View, California
         June 22, 2001